Exhibit 99.1

— Erickson Air-Crane Announces Acquisition of Evergreen Helicopters, Inc. —

— Transformative, Accretive Acquisition of Global, Diversified Air Services Business —

— Acquisition Would Double the Size of the Company —

PORTLAND, Ore. — (BUSINESS WIRE) — March 19, 2013 — Erickson Air-Crane Incorporated (NASDAQ: EAC) (“Erickson Air-Crane”, the “Company”, “we”, “us” and “our”), a leading operator and the manufacturer of the powerful Erickson S-64 Aircrane heavy-lift helicopter, today announced that it has executed a stock purchase agreement for the purchase of Evergreen Helicopters, Inc. (“EHI”) from Evergreen International Aviation, Inc. (“EIA”).

EHI, based in McMinnville, Oregon, is a diversified global provider of air transport services for cargo and personnel to government and commercial customers. EHI was founded by aviation pioneer Mr. Delford Smith. At closing, this transaction would provide Erickson Air-Crane with an incremental fleet of 64 aircraft, consisting of both helicopters and fixed-wing airplanes. This diverse fleet serves a wide range of customers, including significant passenger transport and airlift services for the US military. EHI’s operations span the globe, including a presence in North America, the Middle East, Africa, and Asia Pacific.

In calendar year 2012 EHI’s unaudited revenue was $196.0 million and EBITDA was $56.2 million, representing an EBITDA margin of over 25%. The Company noted that when calculating EBITDA, EHI, in line with certain other aviation companies, adds back the amortization of certain capitalized overhaul costs. We are conforming our Adjusted EBITDA presentation, and adding back amortization of certain capitalized overhaul costs. For purposes of comparability, our 2012 Adjusted EBITDA, which was reported as $44.5 million, is $57.2 million under the new presentation. There is no change to the Company’s reported 2012 income statement or net cash flows due to this change in non-GAAP presentation. For a reconciliation of this non-GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” in this press release.

Udo Rieder, President and Chief Executive Officer of Erickson Air-Crane, said, “We are very excited to be on the cusp of truly transforming our business. We are successfully transcending our market position as a leader in heavy-lift operations to build a diverse, global aviation services provider. Our combined company will offer a comprehensive set of capabilities, a world-class customer base, a diverse portfolio of aircraft, and the ability to service nearly every corner of the globe.”

Under the terms of the purchase agreement, EHI is being acquired from EIA for $250.0 million, consisting of $185.0 million in cash, $17.5 million in unsecured promissory notes issued by Erickson Air-Crane, and approximately four million mandatorily convertible preferred shares of Erickson Air-Crane valued at $47.5 million (based on an agreed value of $11.85 per share). The preferred shares are convertible, at the option of the Company, into an equal number of common shares, subject to shareholder approval under NASDAQ marketplace rules, which the Company intends to seek following the closing of the EHI acquisition. In addition, up to $26.3 million in contingent consideration may be payable by Erickson Air-Crane (in cash or promissory notes) to EIA based on certain revenue targets for the calendar years 2013, 2014 and 2015. Successful completion of the acquisition is contingent upon the Company obtaining financing, and subject to other customary closing conditions.

Rieder remarked, “At a purchase price multiple of less than 5.0x EHI’s 2012 Adjusted EBITDA, the acquisition of EHI is expected to be immediately accretive to EAC’s earnings per share.”

The transaction is expected to close during the second quarter of 2013. For further information regarding all terms and conditions contained in the stock purchase agreement, please see Erickson Air-Crane’s current report on Form 8-K, which will be filed with the Securities and Exchange Commission in connection with this transaction.

The combination of Erickson Air-Crane’s stand-alone business with the planned acquisitions of Air Amazonia and EHI would, if both transactions close, create a business with pro forma 2012 revenues of approximately $430 million and EBITDA margins of approximately 25%. The combined business would operate a diverse fleet of 100 aircraft.

Rieder commented, “We believe that there are significant opportunities for incremental growth and efficiency embedded within the global operational platform we are assembling. We view these acquisitions as complementary and highly synergistic, and we are looking forward to taking the necessary steps to close the transactions during the second quarter of 2013. The combination of these three businesses would diversify our end-markets, regions serviced, mission capabilities and aircraft types. In addition to significant growth, we believe the combinations carry significant hard cost synergies that could be leveraged throughout the system to increase efficiency, fleet and MRO capacity utilization, and overall economies of scale.”

Rieder concluded, “As we look to the future of our company it is clear that we have begun a new chapter. Never has our vision been broader, our opportunities greater, or our missions more important. Together, our combined companies will leverage our exceptional talent, existing infrastructure, and proven track record of operational efficiency and fleet utilization to better serve our customers and create greater opportunities for our collective vendors and employees. We look forward to welcoming the employees and partners of Air Amazonia and EHI to the Erickson Air-Crane team and we are both grateful and pleased for the ongoing support we receive from our employees, customers, partners and shareholders. We believe our strategy positions us to continue to create value for each of these important constituencies both immediately and over the long-term.”

Conference Call

Management will host a conference call on Wednesday March 20, at 8:30 a.m. ET to discuss the acquisition of Evergreen Helicopters, Inc. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 888-503-8169. International callers should dial 719-785-1765. The access code is 6498798. A live webcast with slides will also be available at investors.ericksonaircrane.com.

The audio webcast replay will be available afterward on our investor relations site, and a telephone replay of the call will be available by dialing 877-870-5176 and entering access code 6498798. International callers can listen to the replay by dialing 858-384-5517 using the same access code above. The conference call replay will be available for five business days, beginning at 11:30 a.m. ET on Wednesday, March 20.

About Erickson Air-Crane Incorporated

Erickson Air-Crane specializes in the operation and manufacture of the Erickson S-64 Aircrane (the “Aircrane”), a versatile and powerful heavy-lift helicopter. The Aircrane has a lift capacity of up to 25,000 pounds and is the only commercial aircraft built specifically as a flying crane without a fuselage for internal loads. The Aircrane is also the only commercial heavy-lift helicopter with a rear load-facing cockpit, combining an unobstructed view and complete aircraft control for precision lift and load placement capabilities. Erickson Air-Crane owns and operates a fleet of 18 Aircranes, which are used to support a wide variety of government and commercial customers worldwide across a broad range of aerial services, including firefighting, timber harvesting, infrastructure construction, and crewing. Erickson Air-Crane also manufactures Aircranes and related components for sale to government and commercial customers and provides aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon with its principal manufacturing facility based in Central Point, Oregon. For more information, please visit http://www.ericksonaircrane.com.

About Evergreen International Aviation, Inc.

Evergreen International Aviation, Inc., through its subsidiaries, provides air freight and aviation services to air carriers, aviation companies, and governmental agencies worldwide. With international operating authority and a network of global offices and affiliates, Evergreen consists of an international cargo airline that owns and operates a fleet of Boeing 747s, an unlimited aircraft maintenance, repair, and overhaul facility, an aircraft ground handling company, and an aircraft sales and leasing company. In addition to these endeavors, Evergreen owns and operates Evergreen Agricultural Enterprises and is headquartered near the not-for-profit Evergreen Aviation Museum, home of the Spruce Goose. The company was founded by Delford M. Smith and is based in McMinnville, Oregon. For more information, please visit http://www.evergreenaviation.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. You can identify forward-looking statements by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include the possibility that we do not complete the acquisition of the Air Amazonia business or EHI, or realize the benefits of these acquisitions, on a timely basis or at all, the ability to integrate these businesses successfully or in a timely and cost-efficient manner, the ability to successfully enter new markets and manage international expansion, failure to obtain any required financing on favorable terms, including the possibility that the commitment letter from Wells Fargo Bank expires, our safety record, the hazards associated with operating Aircranes, compliance with debt obligations, cancellations, reductions or delays in customer orders, ability to collect on customer receivables, weather and seasonal fluctuations that impact Aircrane activities, competition, reliance on a small number of large customers, the impact of short-term contracts, the availability and size of the Aircrane fleet, the ability to implement production rate changes, the impact of government spending, the impact of product liability and product warranties, the ability to attract and retain qualified personnel, the impact of environmental regulations, the ability to accurately forecast financial guidance, convert backlog into revenues, and appropriately plan expenses, worldwide economic conditions (including conditions in Greece and Italy), government regulation, ability to attract and retain key personnel, reliance on a small number of manufacturers, the necessity to provide components or services to owners and operators of aircraft, effectively manage growth, keep pace with changes in technology, adequately protect our intellectual property, successfully enter new markets, manage international expansion, expand and diversify its customer base, expand and market manufacturing and maintenance, repair and overhaul services, the potential unionization of employees, the fluctuation in the price of fuel, the ability to access public or private debt markets, the obligations of being a new public company, the impact of equipment failures or other events impacting the operation of our factories, and successfully manage any future acquisitions, and other risks and uncertainties more fully described under the heading “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K as well as the other reports Erickson Air-Crane has filed with the SEC.

You should not place undue reliance on any forward-looking statements. Erickson Air-Crane assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable laws.

Reconciliation of Non-GAAP Financial Measures

The Company uses adjusted EBITDA (“Adjusted EBITDA”) in managing our business. We define EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization and the adjustments to EBITDA to be non-cash unrealized mark-to-market foreign exchange gains (losses), specified litigation expenses, certain management fees, gains from sale of equipment, non-cash charges arising from awards to employees relating to equity interests, non-cash charges relating to financings, initial public offering-related non-capitalized expenses, acquisition due diligence and transaction related expenses, and other unusual, extraordinary, non-recurring non-cash costs. This is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We have provided a reconciliation below of EBITDA to net income (loss), the most directly comparable GAAP financial measure. We are also providing a reconciliation of our Adjusted EBITDA which is defined as EBITDA plus adding back the amortization of certain capitalized overhaul costs. In addition, we are presenting a reconciliation below of the EBITDA and Adjusted EBITDA of EHI, to its net income as reported in its unaudited management accounts for 2012. Neither EBITDA nor Adjusted EBITDA should be considered an alternative to revenue or net income (loss) as a measure of operating performance, to cash flows from operating activities as a measure of liquidity, or to any other measure of financial performance presented in accordance with GAAP. We present EBITDA and Adjusted EBITDA because we believe they are important measures of our operating performance and provide more comparability between our historical results and the unaudited management accounts of EHI’s historical results by taking into account our capital structure including (i) changes in our asset base (depreciation and amortization) from acquisitions and from capital expenditures, and (ii) changes in interest expense and amortization of financing costs. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA and Adjusted EBITDA Reconciliation for Erickson-Air Crane, Inc. (all numbers in thousands):

	Year Ended December 31, 2012
EBITDA and Adjusted EBITDA Reconciliation
Net income (loss) attributable to Erickson Air-Crane, Incorporated	$15,230
Interest expense, net	6,990
Tax expense (benefit)	10,213
Depreciation	8,976
Amortization of Aircrane component overhauls	12,734
Amortization of debt issuance costs	1,174

EBITDA	$55,317

Non-cash charges from awards to employees of equity interests	2,118
Non-cash unrealized mark-to-market foreign exchange gains (losses)	322
Acquisition related expenses	242
Other noncash (gains) losses	(795	) (1)

Adjusted EBITDA	$57,204

(1)	The $0.8 million relates to the removal of the Canadian Revenue Authority reserve that was included as an addback for the fourth quarter 2010 charges.

EBITDA and Adjusted EBITDA Reconciliation for Evergreen Helicopters, Inc. based on unaudited preliminary EHI management accounts for 2012 (all numbers in thousands):

Year Ended December 31, 2012
EBITDA and Adjusted EBITDA Reconciliation
Net income (loss)	$17,806
Interest expense, net	1,582
Tax expense (benefit)	16,798
Depreciation	10,848
Amortization of aircraft component overhauls	6,136
Amortization of debt issuance costs	—

EBITDA	$53,170

Impairment charges	2,799
Cost of financing	255
Non-cash charges from awards to employees of equity interests	—
Non-cash unrealized mark-to-market foreign exchange gains (losses)	—
Acquisition related expenses	—
Other noncash (gains) losses	—

Adjusted EBITDA	$56,224

Company Contact:

Dave Finnie, Senior Director, Finance and Business Operations

Erickson Air-Crane Incorporated

Tel: (503) 505-5880

Email: dfinnie@ericksonaircrane.com

Investor Relations Contact:

James Palczynski

ICR, Inc.

Tel: 203-682-8229

Email: jp@icrinc.com

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